NETWORK-1 SECURITY SOLUTIONS, INC.


                       Filed Pursuant to Rule 424 (b) (3)
                           Registration No. 333-126013

                          PROSPECTUS SUPPLEMENT NO. 10
                     (To Prospectus dated December 22, 2005)


     The following information amends and restates the "Selling Stockholders" table contained in the Prospectus dated December 22, 2005, as supplemented (the "Prospectus") relating to the resale from time to time of up to 15,786,256 shares of our common stock by certain persons ("Selling Stockholders"). All capitalized terms used herein which are not otherwise defined have the meaning ascribed to them in the Prospectus. The "Selling Stockholders" table is being amended primarily to reflect the exercise of warrants to purchase 1,352,152 shares of common stock and the resale of 760,814 of such shares and the expiration of certain outstanding warrants. Accordingly, all references in the Prospectus to the number of shares offered for resale by the Selling Stockholders shall be amended to 15,786,256 shares of our common stock. In addition, certain information in the Selling Stockholders table has changed since the effective date of the Registration Statement underlying the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus and the prior prospectus supplements, and may not be delivered or utilized without the Prospectus and the prior prospectus supplements. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" referenced on page 7 of the Prospectus in determining whether to purchase the common stock.

The date of this prospectus supplement is July 21, 2006.

                              SELLING STOCKHOLDERS

     The following table sets forth information, as of July 21, 2006, with respect to the common stock beneficially owned by each selling stockholder. The selling stockholders are not obligated to sell any of the shares offered by this prospectus. The number of shares sold by each selling stockholder may depend on a number of factors, such as the market price of our common stock.

     We are registering 15,835,170 shares of our common stock for resale by the selling stockholders. We agreed to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with the Securities and Exchange Commission, of which this prospectus is a part, with respect to the resale of:

   o 2,685,000 shares of our common stock and 2,063,750 shares of our common stock issuable upon exercise of warrants issued in our private offering completed in December 2004 and January 2005;

   o 9,048,017 additional shares of our common stock issued to certain of our stockholders; and

   o 1,989,489 shares of our common stock issuable upon exercise of certain other outstanding warrants and options, all as disclosed in the table below.

     The number of shares of our common stock shown in the following table as being offered by the selling stockholders do not include such presently indeterminate number of additional shares of our common stock that may be issuable as a result of stock splits, stock dividends and similar transactions. Pursuant to Rule 416 under the Securities Act, however, such shares are included in the Registration Statement of which this prospectus is a part.

     The selling stockholders may sell any or all of their shares listed below from time to time. Accordingly, we cannot estimate how many shares the selling stockholders will own upon consummation of any such sales. Also, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which the information was provided in transactions exempt from the registration requirements of the Securities Act.

     Of the selling stockholders listed in the table below, Singer Opportunity Fund, L.P., Singer Fund, L.P., Hilary Bergman, Steven Goldfarb, Patrick McBrien, Scott Zelnick and Steven Heineman are believed by us to be affiliates of broker-dealers, who purchased the shares in the ordinary course of business and at the time of the purchase of the securities to be resold, such selling stockholders did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

            None of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of our securities except: (i) Corey M. Horowitz is our Chairman and Chief Executive Officer, (ii) Mr. Horowitz, Robert Graifman and Laurent Ohana serve as our directors, and (iii) CHM Capital Management Corp., the sole shareholder, director and officer of which is Mr. Horowitz, performed consulting services for us prior to Mr. Horowitz becoming our Chairman and Chief Executive Officer in December 2003.

                                               NUMBER OF                                 NUMBER OF           PERCENTAGE OF
                                                SHARES                                    SHARES              OUTSTANDING
                                             BENEFICIALLY            NUMBER OF         BENEFICIALLY           COMMON STOCK
                                              OWNED PRIOR          SHARES BEING        OWNED AFTER               AFTER
NAME                                         TO OFFERING(1)           OFFERED         OFFERING(1)(2)           OFFERING(1)
----                                         --------------           -------         --------------           -----------
Barry Rubenstein                              3,743,251(3)           3,695,751             47,500                  *

Irwin Lieber                                  2,048,338(4)           2,000,838             47,500                  *

Barry Fingerhut                               2,008,598(5)           2,008,598                  0                  0%

Seth Lieber                                   1,632,300(6)           1,632,300                  0                  0%

Jonathan Lieber                               1,630,748(7)           1,630,748                  0                  0%

Wheatley Partners II, L.P.                    1,280,207(8)           1,280,207                  0                  0%

Wheatley Partners, L.P.                         194,280(9)             194,280                  0                  0%

Wheatley Foreign Partners, L.P.                  16,868(9)              16,868                  0                  0%

Woodland Venture Fund                           829,226(10)            829,226                  0                  0%

Seneca Ventures                                 619,983(10)            619,983                  0                  0%

Woodland Partners                               309,316(10)            309,316                  0                  0%

Brookwood Partners, L.P.                        294,810(10)            294,810                  0                  0%

Marilyn Rubenstein                                1,049                  1,049                  0                  0%

Corey M. Horowitz                             8,884,226(11)          4,746,365          4,137,861               17.8%

CMH Capital Management Corp.                  4,167,800(12)          4,167,800                  0                  0%

Donna Slavitt                                    67,471                 67,471                  0                  0%

Logan Zev Horowitz 1999 Trust                    30,000(13)             30,000                  0                  0%

Dylan Max Horowitz 1999 Trust                    30,000(13)             30,000                  0                  0%

Corey M. Horowitz Custodian for
Zachary Jordon Horowitz                          30,000(13)             30,000                  0                  0%

Horowitz Partners                                 2,291(14)              2,291                  0                  0%

FalconStor Software, Inc.                       635,000(15)            635,000                  0                  0%

Emigrant Capital Corporation                  1,312,500(16)          1,312,500                  0                  0%

Singer Opportunity Fund, L.P.                   784,125(17)            625,625            158,500                  *

Singer Fund, L.P.                               282,355(18)            249,375             32,980                  *

                                               NUMBER OF                                 NUMBER OF           PERCENTAGE OF
                                                SHARES                                    SHARES              OUTSTANDING
                                             BENEFICIALLY            NUMBER OF         BENEFICIALLY           COMMON STOCK
                                              OWNED PRIOR          SHARES BEING        OWNED AFTER               AFTER
NAME                                         TO OFFERING(1)           OFFERED         OFFERING(1)(2)           OFFERING(1)
----                                         --------------           -------         --------------           -----------
David M. Seldin                                 474,000(19)            455,000             19,000                  *

Robert Graifman                                 287,200(20)            175,000            112,200                  *

Gilbert S. Stein                                175,000(21)            175,000                  0                  0%

John R. Hart                                    175,000(22)            175,000                  0                  0%

Granite Bridge Fund, L.P.                       131,250(23)            131,250                  0                  0%

CGA Resources, LLC                               87,500(24)             87,500                  0                  0%

Barry S. Friedberg                               87,500(25)             87,500                  0                  0%

Dasa Sada, LLC                                   87,500(26)             87,500                  0                  0%

Steven Ackerman                                  87,500(27)             87,500                  0                  0%

Francis May                                      43,750(28)             43,750                  0                  0%

Matthew Balk                                     17,500(29)             17,500                  0                  0%

Kenneth L. Walters                               17,500(30)             17,500                  0                  0%

Jeb Investment Ltd.                             175,450(31)            166,250              9,200                  *

Jeb Partners, L.P.                              175,050(32)            166,250              8,800                  *

Manchester Explorer Limited
Partnership                                     115,200(33)            105,000             10,200                  *

Steven Heineman                                 258,041(34)            183,041             75,000                  *

Brian Eng                                       112,500(35)             87,500             25,000                  *

Brad Reifler                                     13,125(36)             13,125                  0                  0%

Steven Goldfarb                                   8,750(37)              8,750                  0                  0%

Hilary Bergman                                   13,125(38)             13,125                  0                  0%

Samuel Solomon                                   17,500(39)             17,500                  0                  0%

Jeffrey Finkle                                  105,000(40)            105,000                  0                  0%

Edward Sussi                                     35,000(41)             35,000                  0                  0%

Alan Friedman                                    35,000(42)             35,000                  0                  0%

Alan Weiner                                      43,750(43)             43,750                  0                  0%

                                               NUMBER OF                                 NUMBER OF           PERCENTAGE OF
                                                SHARES                                    SHARES              OUTSTANDING
                                             BENEFICIALLY            NUMBER OF         BENEFICIALLY           COMMON STOCK
                                              OWNED PRIOR          SHARES BEING        OWNED AFTER               AFTER
NAME                                         TO OFFERING(1)           OFFERED         OFFERING(1)(2)           OFFERING(1)
----                                         --------------           -------         --------------           -----------

Laurent Ohana                                    75,000(44)            100,000                  0                  0%

Sage Alliances Inc.                               4,489(45)              4,489                  0                  0%

New Dimensions Trading, LTD                     114,554(46)            114,554                  0                  0%

Eli Oxenhorn                                     45,409(47)             45,409                  0                  0%

Aaron Wolfson                                    38,000(48)             38,000                  0                  0%

Abraham Wolfson                                  19,000(49)             19,000                  0                  0%

Gerald Josephson                                 36,355(50)             36,355                  0                  0%

Gyenes and Co.                                   16,139(51)              7,707              8,432                  *

Jeffrey Rubinstein                               29,518(52)             29,518                  0                  0%

Sandler Co-Investment Partners, L.P.             24,665(53)             24,665                  0                  0%

Maurice Shamah                                   22,707(54)             22,707                  0                  0%

Gerald Reich                                     16,862(55)             16,862                  0                  0%

Patrick McBrien                                  12,267(56)             12,267                  0                  0%

Scott Zelnick                                    12,267(57)             12,267                  0                  0%

Levitan Family Charitable Trust                  12,154(58)             12,153                  0                  0%

Abbey Oxenhorn                                   11,351(59)             11,351                  0                  0%

Seth Oxenhorn                                    11,351(60)             11,351                  0                  0%

MLPF&S as custodian FBO
Emanuel R. Pearlman, IRA                          8,677(61)              4,098              4,579                  *

Brad Zelnick                                      4,812(62)              4,812                  0                  0%

------------------
*  Less than 1%

(1) Except as otherwise indicated, the address for each beneficial owner is c/o Network-1 Security Solutions, Inc., 445 Park Avenue, Suite 1028, New York, New York 10022.

(2) Unless otherwise indicated, the Company believes that all persons named in the above table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised and converted. Assumes a base of 19,049,725 shares of common stock outstanding.

(3) Includes (i) 1,280,207 shares of common stock held by Wheatley Partners II, L.P., (ii) 194,280 shares of common stock held by Wheatley Partners, L.P., (iii) 16,868 shares of common stock held by Wheatley Foreign Partners, L.P., (iv) 150,012 shares of common stock held by Mr. Rubenstein, (v) 47,500 shares of common stock subject to currently exercisable stock options held by Mr. Rubenstein and (vi) 829,226, 619,983, 309,316, 294,810 and 1,049 shares of common stock held by Woodland Venture Fund, Seneca Ventures, Woodland Partners, Brookwood Partners, L.P. and Marilyn Rubenstein, respectively. Does not include options to purchase 11,875 shares of common stock held by Mr. Rubenstein which are not currently exercisable. The aforementioned beneficial ownership by Mr. Rubenstein is based upon Amendment No. 6 to Schedule 13D jointly filed by Mr. Rubenstein and related parties with the Securities and Exchange Commission on January 3, 2005 and Form 4s filed by Mr. Rubenstein with the Securities and Exchange Commission on December 21, 2004 and February 17, 2005. Barry Rubenstein is a general partner of Wheatley Partners II, L.P. and a member of the general partner of each of Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P. Barry Rubenstein and Woodland Services Corp. are the general partners of Woodland Venture Fund and Seneca Ventures. Barry Rubenstein is the President and sole director of Woodland Services Corp. Marilyn Rubenstein is the wife of Barry Rubenstein. Mr. Rubenstein disclaims beneficial ownership of the shares of common stock held by Wheatley Partners II, L.P., Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., except to the extent of his equity interest therein. The address of Barry Rubenstein is 68 Wheatley Road, Brookville, New York 11545. The address of Wheatley Partners II, L.P. and Wheatley Partners, L.P. is 60 Cuttermill Road, Great Neck, New York 11021. The address of Wheatley Foreign Partners, L.P. is c/o Fiduciary Trust, One Capital Place, Snedden Road, P.O. Box 162, Grand Cayman, British West Indies. The address for Woodland Venture Fund, Seneca Ventures, Brookwood Partners, L.P. and Woodland Partners is c/o Barry Rubenstein, 68 Wheatley Road, Brookville, New York 11545.

(4) Includes (i) 1,280,207 shares of common stock held by Wheatley Partners II, L.P., (ii) 194,280 shares of common stock held by Wheatley Partners, L.P., (iii) 16,868 shares of common stock held by Wheatley Foreign Partners, L.P., (iv) 509,483 shares of common stock owned by Mr. Lieber, and (v) 47,500 shares of common stock subject to currently exercisable stock options owned by Mr. Lieber. Does not include options to purchase 11,875 shares of common stock owned by Mr. Lieber which are not currently exercisable. The aforementioned beneficial ownership by Mr. Lieber is based upon Amendment No. 6 to Schedule 13D jointly filed by Mr. Lieber and related parties with Securities and Exchange Commission on January 3, 2005 and Form 4s filed with the Securities and Exchange Commission on December 21, 2004 and February 17, 2005. Mr. Lieber disclaims beneficial ownership of the shares of common stock held by Wheatley Partners II, L.P., Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., except to the extent of his equity interest therein. The address of Irwin Lieber is c/o Wheatley Partners, II, L.P., 80 Cuttermill Road, Great Neck, New York 11021.

(5) Includes (i) 1,280,207 shares of common stock held by Wheatley Partners, II, L.P., (ii) 194,280 shares of common stock held by Wheatley Partners, L.P., (iii) 16,868 shares of common stock held by Wheatley Foreign Partners, L.P., and (iv) 517,243 shares of common stock owned by Mr. Fingerhut. Mr. Fingerhut disclaims beneficial ownership of the shares of common stock held by Wheatley Partners II, L.P., Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., except to the extent of his equity interest therein. The address of Barry Fingerhut is c/o Wheatley Partners, II, L.P., 80 Cuttermill Road, Great Neck, New York 11021.

(6) Includes (i) 1,280,207 shares of common stock held by Wheatley Partners, II, L.P., (ii) 194,280 shares of common stock held by Wheatley Partners, L.P., (iii) 16,868 shares of common stock held by Wheatley Foreign Partners, L.P., and (iv)140,945 shares of common stock owned by Mr. Lieber. Mr. Lieber disclaims beneficial ownership of the shares of common stock held by Wheatley Partners II, L.P., Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., except to the extent of his equity interest therein. The address of Seth Lieber is c/o Wheatley Partners, II, L.P., 80 Cuttermill Road, Great Neck, New York 11021.

(7) Includes (i) 1,280,207 shares of common stock held by Wheatley Partners, II, L.P., (ii) 194,280 shares of common stock held by Wheatley Partners, L.P., (iii) 16,868 shares of common stock held by Wheatley Foreign Partners, L.P., and (iv)139,393 shares of common stock owned by Mr. Lieber. Mr. Lieber disclaims beneficial ownership of the shares of common stock held by Wheatley Partners II, L.P., Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., except to the extent of his equity interest therein. The address of Jonathan Lieber is c/o Wheatley Partners, II, L.P., 80 Cuttermill Road, Great Neck, New York 11021.

(8) Barry Rubenstein, Irwin Lieber, Barry Fingerhut, Seth Lieber and Jonathan Lieber, by virtue of each being a general partner of Wheatley Partners II, L.P., may be deemed to have shared power to vote and dispose of the shares of common stock owned by Wheatley Partners II, L.P. Wheatley Partners II, L.P.'s business address is 80 Cuttermill Road, Great Neck, New York 11021.

(9) Barry Rubenstein, Irwin Lieber, Barry Fingerhut, Seth Lieber and Jonathan Lieber by virtue of being a member and officer of Wheatley Partners, LLC, the general partner of Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., may be deemed to have shared power to vote and to dispose of the shares of common stock owned by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P.

(10) Barry Rubenstein, by virtue of being a General Partner of Woodland Venture Fund, Seneca Ventures, Woodland Partners and Brookwood Partners L.P., and Marilyn Rubenstein, by virtue of being an officer of Woodland Services Corp. (a general partner of Woodland Venture Fund and Seneca Ventures) and a general partner of Woodland Partners and Brookwood Partners L.P., may be deemed to have shared power to vote and dispose of the shares of common stock owned by Woodland Venture Fund, Seneca Ventures, Woodland Partners and Brookwood Partners L.P.

(11) Includes (i) 418,803 shares of common stock held by Mr. Horowitz, (ii) 4,137,861 shares of common stock subject to currently exercisable stock options held by Mr. Horowitz, (iii) 2,867,800 shares of common stock held by CMH Capital Management Corp. ("CMH"), (iv) 550,000 shares of common stock subject to currently exercisable warrants held by CMH, (v) 750,000 shares of common stock subject to currently exercisable options held by CMH, (vi) 67,471 shares of common stock owned by Donna Slavitt, the wife of Mr. Horowitz, (vii) 90,000 shares of common stock held by two trusts and a custodian account for the benefit of Mr. Horowitz's three children and (viii) 2,291 shares of common stock held by Horowitz Partners, a general partnership of which Mr. Horowitz is a partner. Does not include options to purchase 210,625 shares of common stock which are not currently exercisable. The address of CMH Capital Management Corp. is 445 Park Avenue, New York, New York 10022.

(12) Includes (i) 2,867,800 shares of common stock, (ii) 550,000 shares of common stock subject to currently exercisable warrants and (iii) 750,000 shares of common stock subject to currently exercisable options. Corey
        M. Horowitz, by virtue of being the sole officer and shareholder of CMH Capital Management Corp., has sole power to vote and dispose of the shares of common stock owned by CMH.

(13) Gary Horowitz, by virtue of being the trustee of the Logan Zev Horowitz 1999 Trust and the Dylan Max Horowitz 1999 Trust, has sole power to vote and dispose of the shares of common stock owned by each of the trusts. Corey M. Horowitz, by virtue of being custodian for Zachary Jordan Horowitz, has the sole power to vote and dispose of such shares.

(14) Corey M. Horowitz, Gary Horowitz, Cindy Horowitz and Syd Horowitz, by virtue of being a general partner of Horowitz Partners, may each be deemed to have shared power to vote and dispose of the shares owned by Horowitz Partners.

(15) Includes 635,000 shares of common stock subject to currently exercisable warrants. Reijane Huai, Lawrence S. Dolin, Steven Fischer, Steven L. Block, Patrick Carney and Alan W. Kaufman, by virtue of being members of the Board of Directors of FalconStor Software, Inc., may be deemed to have shared power to vote and dispose of the securities. The address of FalconStor Software, Inc. is 2 Huntington Quadrangle, Suite 2501, Mellvile, New York 11747.

(16) Includes (i) 750,000 shares of common stock and (ii) 562,500 shares of common stock subject to currently exercisable warrants. Howard Millstein, by virtue of being an officer of New York Private Bank and Trust Corporation and trustee of the Paul Milstein Revocable 1998 Trust, both indirect owners of Emigrant Capital Corporation, may be deemed to have sole power to vote and dispose of the securities owned by Emigrant Capital Corporation. The address of Emigrant Capital Corporation is 6 East 43rd Street, New York, New York 10017.

(17) Includes (i) 516,000 shares of Common Stock and (ii) 268,125 shares of Common Stock subject to currently exercisable warrants owned by Singer Opportunity Fund, L.P. Eric Singer, by virtue of being managing member of Singer Opportunity Fund, L.P. and Singer Fund Management, LLC, has sole power to vote and dispose of the shares owned by Singer Opportunity Fund, L.P. The address of Singer Opportunity Fund, L.P. is 650 Fifth Avenue, New York, New York 10019.

(18) Includes (i) 175,480 shares of Common Stock and (ii) 106,875 shares of Common Stock subject to currently exercisable warrants owned by Singer Fund, L.P. Eric Singer, by virtue of being managing member of Singer Fund, L.P. and Singer Fund Management, LLC, has sole power to vote and dispose of the securities owned by Singer Fund, L.P. The address of Singer Fund, L.P. is 650 Fifth Avenue, New York, New York 10019.

(19) Includes (i) 279,000 shares of common stock and (ii) 195,000 shares of common stock subject to currently exercisable warrants.

(20) Includes (i) 154,777 shares of common stock and (ii) 75,000 shares of common stock subject to currently exercisable warrants and (iii) 50,000 shares subject to currently exercisable stock options.

(21) Includes (i) 100,000 shares of common stock and (ii) 75,000 shares of common stock subject to currently exercisable warrants.

(22) Includes (i) 100,000 shares of common stock and (ii) 75,000 shares of common stock subject to currently exercisable warrants.

(23) Includes (i) 75,000 shares of common stock and (ii) 56,250 shares of common stock subject to currently exercisable warrants. Clarke Adams, by virtue of being managing partner of Granite Bridge Fund, L.P., may be deemed to have sole power to vote and dispose of the securities owned by Granite Bridge Fund, L.P.

(24) Includes (i) 50,000 shares of common stock and (ii) 37,500 shares of common stock subject to currently exercisable warrants. Cass Gunther Adelman, by virtue of being the sole member of CGA Resources, LLC, may be deemed to have sole power to vote and dispose of the securities.

(25) Includes (i) 50,000 shares of common stock and (ii) 37,500 shares of common stock subject to currently exercisable warrants.

(26) Includes (i) 50,000 shares of common stock and (ii) 37,500 shares of common stock subject to currently exercisable warrants. Allysa Ackerman, by virtue of being the sole member of Dasa Sada, LLC, may be deemed to have sole power to vote and dispose of the securities.

(27) Includes (i) 50,000 shares of common stock and (ii) 37,500 shares of common stock subject to currently exercisable warrants.

(28) Includes (i) 25,000 shares of common stock and (ii) 18,750 shares of common stock subject to currently exercisable warrants.

(29) Includes (i) 10,000 shares of common stock and (ii) 7,500 shares of common stock subject to currently exercisable warrants.

(30) Includes (i) 10,000 shares of common stock and (ii) 7,500 shares of common stock subject to currently exercisable warrants.

(31) Includes (i) 104,200 shares of common stock and (ii) 71,250 shares of common stock subject to currently exercisable warrants. James Bresser, by virtue of being a partner of the investment advisor of Jeb Investment Ltd., may be deemed to have sole power to vote and dispose of the securities.

(32) Includes (i) 103,800 shares of common stock and (ii) 71,250 shares of common stock subject to currently exercisable warrants. James Bresser, by virtue of being an officer of the general partner of Jeb Partners, L.P., may be deemed to have sole power to vote and dispose of the securities.

(33) Includes (i) 70,200 shares of common stock and (ii) 45,000 shares of common stock subject to currently exercisable warrants. James Bresser, by virtue of being an officer of Manchester Explorer Limited Partnership, may be deemed to have sole power to vote and dispose of the securities.

(34) Includes (i) 183,041 shares of common stock and (ii) 75,000 shares of common stock subject to currently exercisable warrants.

(35) Includes (i) 75,000 shares of common stock and (ii) 37,500 shares of common stock subject to currently exercisable warrants.

(36) Includes (i) 7,500 shares of common stock and (ii) 5,625 shares of common stock subject to currently exercisable warrants.

(37) Includes (i) 5,000 shares of common stock and (ii) 3,750 shares of common stock subject to currently exercisable warrants.

(38) Includes (i) 7,500 shares of common stock and (ii) 5,625 shares of common stock subject to currently exercisable warrants.

(39) Includes (i) 10,000 shares of common stock and (ii) 7,500 shares of common stock subject to currently exercisable warrants.

(40) Includes (i) 60,000 shares of common stock and (ii) 45,000 shares of common stock subject to currently exercisable warrants.

(41) Includes (i) 20,000 shares of common stock and (ii) 15,000 shares of common stock subject to currently exercisable warrants.

(42) Includes (i) 20,000 shares of common stock and (ii) 15,000 shares of common stock subject to currently exercisable warrants.

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

(43) Includes (i) 25,000 shares of common stock and (ii) 18,750 shares of common stock subject to currently exercisable warrants.

(44) Includes 75,000 shares of common stock subject to currently exercisable warrants and options and does not include 25,000 shares of common stock subject to options which are not currently exercisable but which shares are being registered for resale herein.

(45) Includes 4,489 shares of common stock subject to currently exercisable warrants. John Redding, by virtue of being the principal of Sage Alliances, Inc., may be deemed to have sole power to vote and dispose of the securities.

(46)    Includes 114.554 shares of common stock.

(47)    Includes 45,409 shares of common stock.

(48)    Includes 38,000 shares of common stock.

(49)    Includes 19,000 shares of common stock.

(50)    Includes 36,355 shares of common stock.

(51)    Includes 16,139 shares of common stock.

(52)    Includes 29,518 shares of common stock.

(53)    Includes 24,665 shares of common stock.

(54)    Includes 22,707 shares of common stock.

(55)    Includes 16,862 shares of common stock.

(56)    Includes 12,267 shares of common stock.

(57)    Includes 12,267 shares of common stock.

(58)    Includes 12,154 shares of common stock.

(59)    Includes 11,351 shares of common stock.

(60)    Includes 11,351 shares of common stock.

(61)    Includes 8,677 shares of common stock.

(62)    Includes 4,812 shares of common stock.

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